SUB-EXPENSE LIMITATION AGREEMENT

JAMES ALPHA _________ PORTFOLIO

THIS SUB-EXPENSE LIMITATION AGREEMENT (the “Agreement”) is effective as of the ___ day of ___________, 2015, by and between James Alpha Management, LLC (the “Manager”), the investment adviser to the James Alpha ________ Portfolio (the “Portfolio”), a series of Saratoga Advantage Trust (the “Trust”), and EAB Investment Group LLC, the investment sub-adviser to the Portfolio (the “Advisor”).

WITNESSETH:

WHEREAS, the Manager renders advice and services to the Portfolio pursuant to the terms and provisions of an Investment Management Agreement between the Trust and the Manager dated as of the ___ day of ______________, 2015, (the “Investment Management Agreement”); and

WHEREAS, the Advisor renders advice and services to the Portfolio pursuant to the terms and provisions of an Investment Sub-Advisory Agreement between the Manager and the Advisor dated as of the ___ day of ______________, 2015, (the “Sub-Advisory Agreement”); and

WHEREAS, the Manager has agreed to limit the Portfolio’s Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of an Operating Expense Limitation Agreement between the Trust (on behalf of the Portfolio) and the Manager (the “Expense Limitation Agreement”); and

WHEREAS, the Advisor acknowledges the benefit of limiting the Portfolio’s Operating Expenses until the Portfolio reaches sufficient scale to be self-sustaining and has agreed to share with the Manager the responsibility of limiting the Portfolio’s Operating Expenses on the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1. SUPPORT OF LIMIT ON FUND OPERATING EXPENSES. To support the Manager’s obligation to limit the current Operating Expenses of each share class of the Portfolio to the annual rate listed in Appendix A of the Expense Limitation Agreement, the Advisor hereby agrees to pay one half (i.e., 50%) of the total advisory fees waived and Portfolio expenses reimbursed by the Manager pursuant to the Expense Limitation Agreement. Such amount will be paid by the Manager reducing the fee otherwise payable to the Advisor under the Sub-Advisory Agreement and, if such reduction is insufficient, by the Advisor paying the Manager the amount of any shortfall after the Advisor’s fee has been reduced to zero. Such fee reductions and/or payments, if any, will be made on the same frequency as the Manager reduces its fee and/or pays the Trust under the Expense Limitation Agreement.

2. DEFINITION. For purposes of this Agreement and the Expense Limitation Agreement, the term “Operating Expenses” with respect to the Portfolio, is defined to include all expenses of the Portfolio and each of its classes, including the Manager’s investment advisory fee detailed in the Investment Management Agreement and any Rule 12b-1 or similar marketing and distribution-related fees, but does not include any front-end or contingent deferred sales loads, taxes, leverage, interest, dividend and interest expenses on short sales, brokerage commissions, expenses incurred in connection with any merger, liquidation or reorganization, extraordinary or non-routine expenses such as litigation, or acquired fund fees and expenses.

3. TERM AND TERMINATION. This Agreement shall become effective with respect to the Portfolio as of the date first above written and shall continue indefinitely unless terminated by mutual consent of the parties hereto.

4. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

5. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

6. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

EAB INVESTMENT GROUP LLC                              JAMES ALPHA MANAGEMENT, LLC

By:                                                                                  By:

Name:                                                                              Name: James S. Vitalie

Title:                                                                                 Title: President